Exhibit 99.1

Press Release July 23, 2012
7575 W. Jefferson Blvd.
Fort Wayne, IN 46804

Steel Dynamics Reports Second Quarter 2012 Diluted Earnings Per Share of $0.20

FORT WAYNE, INDIANA, July 23, 2012 / PRNewswire / Steel Dynamics, Inc. (NASDAQ/GS: STLD) today announced second quarter net income of $44 million, or $0.20 per diluted share, on net sales of $1.9 billion.  By comparison, prior year second quarter net income was $99 million, or $0.43 per diluted share, on net sales of $2.1 billion and sequential first quarter 2012 net income was $46 million, or $0.20 per diluted share, on net sales of $2.0 billion.   In the first half of 2012 net income was $90 million, or $0.40 per diluted share, on net sales of $3.9 billion.  By comparison, in the first half of 2011 net income was $205 million, or $0.89 per diluted share, on net sales of $4.1 billion.

“Overall steel demand remained steady in the second quarter with volumes increasing about 5 percent,” said Chief Executive Officer Mark Millett. “Stability in demand from the automotive, energy, construction equipment and agricultural sectors supported volumes.  However, decreases in flat roll pricing related to both supply-side pressure caused by increased imports and increased domestic capacity, resulted in somewhat decreased margins as compared to both the first quarter of 2012 and certainly the second quarter of 2011—a timeframe when historically high margins were achieved.

“Our overall financial performance was commendable in this environment which continues to be a challenge, “stated Millett. “During the second quarter, we achieved stable sequential financial results in our steel and fabrication operations.  However, earnings from our metals recycling operations were severely impacted as margins and volume fell.  The ferrous scrap market was oversupplied as the export market weakened and demand decreased as U.S. steel mill utilization declined.”

Second Quarter Review

Aside from metals recycling and ferrous resources, second quarter volumes in each of the company’s operating platforms increased when compared to the sequential first quarter of 2012, while consolidated operating income decreased $16 million, or 13 percent.  The decrease in sequential quarterly operating income was the result of weakness in both ferrous and nonferrous recycled metal margins.  Ferrous metals spreads declined by approximately 10 percent in the second quarter 2012 compared to the first quarter of the year.  Copper volumes declined and margins compressed as indexed copper prices decreased $0.33 per pound during the second quarter.  Operating income for OmniSource was $5 million in the second quarter of 2012, a decrease of $20 million compared to the first quarter of 2012.

The company’s steel operations overall second quarter margins and operating income remained relatively consistent in comparison to first quarter 2012 quarterly results. The average selling price per ton shipped decreased $21 per ton to $854, and the average ferrous scrap cost per ton melted decreased $22.  There was a change in sequential quarterly earnings mix as operating income attributable to sheet operations increased 12 percent based mostly on volume increases and long product operations decreased 10 percent based mostly on pricing declines.  However, in spite of continued non-residential construction market weakness, the company’s fabrication operations reported positive quarterly operating income for the first time since the first half of 2009, based on increased volumes and better utilization of manpower brought on to support expanding backlogs.

The impact of losses from the company’s Minnesota operations on second quarter 2012 consolidated net income was $11 million (net of tax), or approximately $0.05 per diluted share, as compared to $8 million for the second quarter of 2011 and $10 million for the first quarter of 2012.  Additional maintenance expenses were incurred during a planned five week outage in April and May 2012.  The company made numerous equipment modifications to improve the percentage of time the plant is available to operate each month.  After restarting, availability for the month of June increased to just over 80 percent—a significant improvement.  This improvement supports the attainability of the target rate for plant availability of over 90 percent.  Operating rates, or productivity, also showed improvement post outage.  Operating at higher rates for longer periods of time has allowed for the identification of a number of key process optimization opportunities that are necessary for further improvement in both productivity and product quality.  The company has identified several possible solutions which it is currently evaluating and intends to implement within the next twelve months, based on equipment delivery lead times and subsequent installation and startup.

The company’s iron concentrate facility in Minnesota is on schedule to begin supplying the nugget facility with lower-cost iron concentrate later in the third quarter of 2012, although higher priced third-party material remains in inventory for use through the remainder of the year.  If commercial pig iron prices (the index used to determine the nugget sales price) do not decrease from current levels, second half 2012 losses associated with the company’s Minnesota operations could be similar to those recorded in the first half of the year.

The company’s liquidity position remains strong with $1.5 billion in unrestricted cash, short-term commercial paper and available funding under the revolving credit facility at June 30, 2012.

2011 Comparison

Despite increased volume, first half 2012 net sales of $3.9 billion were 5 percent less than those achieved in the first half of 2011 and  operating income decreased 43 percent, as margins decreased within the company’s flat roll steel and metals recycling operations.  During the first half of 2011 the industry recorded historically high flat roll and metals recycling margins which were not repeated during the first half of this year.  The average selling price per ton shipped for the company’s steel operations in the first half of 2012 was $864, a decrease of $54 per ton compared to the same period last year.  The average ferrous scrap cost per ton melted remained unchanged for the same comparative period.

Outlook

“Looking ahead,” Millett said, “we anticipate continued demand in such sectors as automotive, manufacturing, energy and construction equipment, while transportation and agriculture appears to be tempering.  We believe order rates could be somewhat uneven throughout the third quarter, as fluctuations in immediate product needs and hesitancy for customers to carry inventory persists.  Ferrous scrap pricing fell further in July, which could further challenge our metals recycling operations.  We should see the benefit from these lower raw material costs for our steel operations early in the third quarter, but if the scrap market firms due to potential resumption in exports and mill buying, margins could moderate over the quarter.  The U.S. and world economies remain challenging; although, we believe we are uniquely equipped to capitalize on the opportunities ahead,  supported by our superior, low-cost, highly-variable cost structure, our diversified, value-added product mix, our vertical integration and our exceptional team of employees.”

Summary Operating Information

The following tables highlight operating results for each of the company’s primary operating platforms. References to operating income in the following paragraphs exclude profit-sharing expenses and amortization pertaining to intangible assets.  Dollar amounts are in thousands, excluding per ton data.

Steel Operations

This segment includes five electric-arc-furnace steel mills and related steel finishing and processing facilities, including The Techs. The company’s steel operations produce flat-rolled steel, structural steel, merchant bars, special-bar-quality steel, rebar, rail, and specialty shapes.

	Second Quarter		Year To Date		Sequential
	2012	2011	2012	2011	1Q 2012
Total Sales	$1,280,767	$1,354,665	$2,535,231	$2,628,137	$1,254,464
External Sales	1,207,300	1,267,275	2,394,020	2,462,339	1,186,720
Operating Income	139,028	216,647	278,768	412,281	139,740
Total Shipments (tons)	1,520,579	1,453,018	2,970,702	2,906,393	1,450,123
Average External Sales Price Per Ton	$854	$947	$864	$918	$875
Average Ferrous Scrap Cost Per Ton	$395	$414	$407	$407	$417

Metals Recycling and Ferrous Resources

This segment principally includes the company’s metals recycling operations (OmniSource Corporation), a liquid pig iron production facility (Iron Dynamics), and the company’s Minnesota operations, which currently primarily includes an iron nugget manufacturing facility (Mesabi Nugget, which is 81 percent company-owned).

Metals Recycling & Ferrous Resources

	Second Quarter		Year To Date		Sequential
	2012	2011	2012	2011	1Q 2012
Total Sales	$927,092	$1,080,129	$2,039,432	$2,188,544	$1,112,340
External Sales	590,509	724,679	1,290,109	1,467,844	699,600
Operating Income (Loss)	(13,135)	10,967	(2,736)	57,538	10,399

Metals Recycling

	Second Quarter		Year To Date		Sequential
	2012	2011	2012	2011	1Q 2012
Total Sales	$876,731	$1,023,421	$1,933,904	$2,077,465	$1,057,173
External Sales	589,722	724,679	1,289,064	1,467,844	699,342
Operating Income	5,085	18,270	30,089	67,389	25,004
Unrealized Hedging Gains (Losses)	1,080	(4,845)	3,083	4,678	2,003
Ferrous Shipments (gross tons)	1,486,222	1,553,828	3,069,062	3,082,019	1,582,840
% Shipments to Company Steel Mills	45%	42%	46%	43%	48%
Nonferrous Shipments (pounds 000’s)	258,932	255,113	550,568	541,758	291,636

Steel Fabrication Operations

Steel fabrication operations include New Millennium Building Systems, which fabricates steel joists, trusses, and decking used in the construction of non-residential buildings.

	Second Quarter		Year To Date		Sequential
	2012	2011	2012	2011	1Q 2012
Total Sales	$95,767	$61,962	$170,663	$114,614	$74,896
Operating Income (Loss)	193	(1,635)	(2,475)	(4,518)	(2,668)
Total Shipments (tons)	77,932	47,770	138,115	91,821	60,183
Average External Sales Price Per Ton	$1,229	$1,298	$1,236	$1,250	$1,244

About Steel Dynamics, Inc.

Steel Dynamics, Inc. is one of the largest domestic steel producers and metals recyclers in the United States based on estimated annual steelmaking and metals recycling capability, with annual sales of $8.0 billion in 2011, over 6,500 employees, and manufacturing facilities primarily located throughout the United States (including five steel mills, six steel processing facilities, two iron production facilities, over 70 metals recycling locations and six steel fabrication plants).

Forward-Looking Statement

This press release contains some predictive statements about future events, including statements related to conditions in the steel and metallic scrap markets, Steel Dynamics’ revenues, costs of purchased materials, future profitability and earnings, and the operation of new or existing facilities. These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not guarantees of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) the effects of a prolonged or deepening recession on industrial demand; (2) changes in economic conditions, either generally or in any of the steel or scrap-consuming sectors which affect demand for our products, including the strength of the non-residential and residential construction, automotive, appliance, and other steel-consuming industries; (3) fluctuations in the cost of key raw materials (including steel scrap, iron units, and energy costs) and our ability to pass-on any cost increases; (4) the impact of domestic and foreign import price competition; (5) risks and uncertainties involving product and/or technology development; and (6) occurrences of unexpected plant outages or equipment failures.

More specifically, we refer you to SDI’s more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K, in our quarterly reports on Form 10-Q or in other reports which we from time to time file with the Securities and Exchange Commission. These are available publicly on the SEC Web site, www.sec.gov, and on the Steel Dynamics Web site, www.steeldynamics.com.

Conference Call and Webcast

On Tuesday, July 24, 2012, at 10:00 a.m. Eastern time, Steel Dynamics will host a conference call with investors and analysts to discuss the company’s second quarter operating and financial results.  We invite you to listen to the live audiocast of the conference call accessible from our website (http://steeldynamics.com) , or via telephone (the conference call number may also be obtained on our website).   A replay of the discussion will be available on our website following the conclusion of the conference call.

Contact:  Theresa E. Wagler, Executive Vice President and Chief Financial Officer — +1.260.969.3500

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended		Six Months Ended		Three Months Ended
	June 30,		June 30,		March 31,
	2012	2011	2012	2011	2012

Net sales	$1,909,803	$2,079,731	$3,891,843	$4,095,700	$1,982,040
Costs of goods sold	1,727,667	1,803,345	3,508,443	3,523,560	1,780,776
Gross profit	182,136	276,386	383,400	572,140	201,264

Selling, general and administrative expenses	61,235	63,631	125,619	128,772	64,384
Profit sharing	8,211	14,454	16,283	29,657	8,072
Amortization of intangible assets	8,991	10,082	17,983	20,166	8,992
Operating income	103,699	188,219	223,515	393,545	119,816

Interest expense, net of capitalized interest	41,106	44,812	82,218	88,158	41,112
Other expense (income), net	(1,892)	(5,745)	8,356	(10,312)	10,248
Income before income taxes	64,485	149,152	132,941	315,699	68,456

Income taxes	25,180	53,326	51,859	115,643	26,679
Net income	39,305	95,826	81,082	200,056	41,777

Net loss attributable to noncontrolling interests	5,167	2,884	9,065	4,557	3,898

Net income attributable to Steel Dynamics, Inc.	$44,472	$98,710	$90,147	$204,613	$45,675

Basic earnings per share attributable to Steel Dynamics, Inc. stockholders	$.20	$.45	$.41	$.94	$.21

Weighted average common shares outstanding	219,104	218,500	219,050	218,246	218,996

Diluted earnings per share attributable to Steel Dynamics, Inc. stockholders, including the effect of assumed conversions when dilutive	$.20	$.43	$.40	$.89	$.20

Weighted average common shares and equivalents outstanding	236,208	236,266	236,367	236,245	236,526

Dividends declared per share	$.10	$.10	$.20	$.20	$.10

Steel Dynamics, Inc.

UNAUDITED SUPPLEMENTAL OPERATING INFORMATION

(dollars in thousands)

	Three Months Ended		Six Months Ended		Three Months Ended
	June 30,		June 30,		March 31,
	2012	2011	2012	2011	2012
Steel Operations*

Shipments (tons)
Flat Roll Division	706,944	680,679	1,365,449	1,390,293	658,505
Structural and Rail Division
Structural	214,347	178,568	441,406	338,736	227,059
Rail	38,177	34,800	72,124	65,293	33,947
Engineered Bar Products Division	166,208	144,280	323,697	303,295	157,489
Roanoke Bar Division	149,010	152,906	300,306	274,211	151,296
Steel of West Virginia	74,456	74,882	151,668	146,938	77,212
The Techs	171,437	186,903	316,052	387,627	144,615
Total	1,520,579	1,453,018	2,970,702	2,906,393	1,450,123
Intra-company	(106,875)	(115,410)	(201,051)	(225,383)	(94,176)
External	1,413,704	1,337,608	2,769,651	2,681,010	1,355,947

Production, excluding The Techs (tons)	1,328,290	1,321,273	2,680,108	2,605,724	1,351,818

Net sales
Total	$1,280,767	$1,354,665	$2,535,231	$2,628,137	$1,254,464
Intra-company	(73,467)	(87,390)	(141,211)	(165,798)	(67,744)
External	$1,207,300	$1,267,275	$2,394,020	$2,462,339	$1,186,720

Operating income before amortization of intangibles	$139,028	$216,647	$278,768	$412,281	$139,740
Amortization of intangibles	(2,431)	(2,679)	(4,863)	(5,358)	(2,432)
Operating income (Note 1)	$136,597	$213,968	$273,905	$406,923	$137,308

Metals Recycling and Ferrous Resources**

OmniSource
Ferrous metals shipments (gross tons)
Total	1,486,222	1,553,828	3,069,062	3,082,019	1,582,840
Intra-company	(666,668)	(660,688)	(1,430,435)	(1,330,316)	(763,767)
External	819,554	893,140	1,638,627	1,751,703	819,073

Non-ferrous metals shipments (thousands of pounds)
Total	258,932	255,113	550,568	541,758	291,636
Intra-company	(4,598)	(1,978)	(6,556)	(4,239)	(1,958)
External	254,334	253,135	544,012	537,519	289,678

Mesabi Nugget shipments (metric tons) - Intra-company	33,840	38,265	80,070	74,032	46,230

Iron Dynamics (metric tons) - Intra-company	59,103	59,854	115,731	120,997	56,628

Net sales
Total	$927,092	$1,080,129	$2,039,432	$2,188,544	$1,112,340
Intra-company	(336,583)	(355,450)	(749,323)	(720,700)	(412,740)
External	$590,509	$724,679	$1,290,109	$1,467,844	$699,600

Operating income (loss) before amortization of intangibles	$(13,135)	$10,967	$(2,736)	$57,538	$10,399
Amortization of intangibles	(6,236)	(7,082)	(12,472)	(14,163)	(6,236)
Operating income (loss) (Note 1)	$(19,371)	$3,885	$(15,208)	$43,375	$4,163

Steel Fabrication***

Shipments (tons)
Total	77,932	47,770	138,115	91,821	60,183
Intra-company	—	(51)	(2)	(609)	(2)
External	77,932	47,719	138,113	91,212	60,181

Net sales
Total	$95,767	$61,962	$170,663	$114,614	$74,896
Intra-company	—	(23)	(4)	(596)	(4)
External	$95,767	$61,939	$170,659	$114,018	$74,892

Operating income (loss) (Note 1)	$193	$(1,635)	$(2,475)	$(4,518)	$(2,668)

*                                         Steel Operations include the company’s five steelmaking divisions and The Techs three galvanizing plants.

**                                  Metals Recycling and Ferrous Resources Operations include OmniSource; Iron Dynamics (all shipments are internal); and Mesabi Nugget (all shipments have been internal).

***                           Steel Fabrication Operations include the company’s joist and deck fabrication operations.

(Note 1) Segment operating income (loss) excludes profit sharing expense.

Steel Dynamics, Inc.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2012	December 31, 2011
	(unaudited)
Assets
Current assets
Cash and equivalents	$420,938	$390,761
Investments in short-term commercial paper	9,998	84,830
Accounts receivable, net	715,440	722,791
Inventories	1,252,153	1,199,584
Deferred income taxes	26,917	25,341
Income taxes receivable	17,082	16,722
Other current assets	15,816	15,229
Total current assets	2,458,344	2,455,258

Property, plant and equipment, net	2,208,660	2,193,745

Restricted cash	27,806	26,528

Intangible assets, net	433,559	450,893

Goodwill	741,817	745,066

Other assets	101,194	107,736
Total assets	$5,971,380	$5,979,226

Liabilities and Equity
Current liabilities
Accounts payable	$393,174	$420,824
Income taxes payable	2,164	10,880
Accrued expenses	168,928	185,964
Accrued profit sharing	15,271	38,671
Current maturities of long-term debt	439,912	444,078
Total current liabilities	1,019,449	1,100,417

Long-term debt
Term note	254,375	—
7 3/8% senior notes, due 2012	—	261,250
5.125% convertible senior notes, due 2014	287,498	287,500
6 ¾% senior notes, due 2015	500,000	500,000
7 ¾% senior notes, due 2016	500,000	500,000
7 5/8% senior notes, due 2020	350,000	350,000
Other long-term debt	36,224	37,272
Total long-term debt	1,928,097	1,936,022

Deferred income taxes	510,479	489,915

Other liabilities	81,795	82,278

Commitments and contingencies

Redeemable noncontrolling interests	77,424	70,694

Equity
Common stock	636	636
Treasury stock, at cost	(720,481)	(722,653)
Additional paid-in capital	1,033,086	1,026,157
Retained earnings	2,058,108	2,011,801
Total Steel Dynamics, Inc. equity	2,371,349	2,315,941
Noncontrolling interests	(17,213)	(16,041)
Total equity	2,354,136	2,299,900
Total liabilities and equity	$5,971,380	$5,979,226

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Operating activities:
Net income	$39,305	$95,826	$81,082	$200,056

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	55,502	56,257	111,074	111,003
Equity-based compensation	2,602	3,812	8,725	7,522
Deferred income taxes	10,634	9,028	19,831	21,963
Changes in certain assets and liabilities:
Accounts receivable	73,734	34,536	12,914	(227,212)
Inventories	18,787	(9,026)	(36,303)	(81,133)
Accounts payable	(60,837)	2,750	(25,935)	96,925
Income taxes receivable/payable	(26,468)	(17,119)	(9,076)	28,320
Other working capital	(12,657)	(10,067)	(40,292)	12,490
Net cash provided by operating activities	100,602	165,997	122,020	169,934

Investing activities:
Purchase of property, plant and equipment	(54,789)	(34,976)	(100,344)	(53,669)
Other investing activities	55,662	2,142	53,798	999
Net cash provided by (used in) investing activities	873	(32,834)	(46,546)	(52,670)

Financing activities:
Issuance of current and long-term debt	—	—	289,969	5,126
Repayment of current and long-term debt	(21,896)	(491)	(305,344)	(7,816)
Debt issuance costs	—	—	(2,188)	—
Proceeds from exercise of stock options, including related tax effect	341	4,569	1,438	12,865
Contributions from noncontrolling investors, net	5,117	1,470	14,623	1,887
Dividends paid	(21,908)	(21,830)	(43,795)	(38,148)
Net cash used in financing activities	(38,346)	(16,282)	(45,297)	(26,086)

Increase in cash and equivalents	63,129	116,881	30,177	91,178
Cash and equivalents at beginning of period	357,809	160,810	390,761	186,513

Cash and equivalents at end of period	$420,938	$277,691	$420,938	$277,691

Supplemental disclosure information:
Cash paid for interest	$62,807	$71,047	$81,560	$86,157
Cash paid for federal and state income taxes, net	$41,302	$60,455	$40,347	$61,975